CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY FORMS STATEGIC ALLIANCE TO DEVELOP BEIJING MARKET

Jinan Yinquan Technology Co., Ltd.  and Beijing Runfchant Figures System Engineering Co., Ltd to Market VoIP Services in China’s Second Largest City

HENDERSON, NV, March 26, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced it has formed a strategic alliance with Beijing Runfchant Figures System Engineering Co., Ltd. (Beijing Ruiyi Fengcheng Technology Co., Ltd) to expand its proprietary Voice-over Internet Protocol (VoIP) services to Beijing.

Jinan Yinquan recently announced that it was expanding it services to Shanghai and Beijing, the two largest cities in the Peoples Republic of China.  Beijing, the political center of the country, is the second largest city with a population of more than 15 million people and in excess of 4 million Internet users.

Beijing Runfchant is currently involved in Internet system integration and engineering.  The company intends to expand its services to VoIP and believes the best way to fast track that effort is through a cooperative venture with a leading company like Jinan Yinquan.

“Beijing Runfchant has studied our core business in Shandong Province and is very confident that they can, with our assistance, replicate our successful marketing and operations model in Beijing,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc.  “Both companies intend on making a significant investment in the infrastructure required to build up the system to service the anticipated demand for our product offerings.”

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

“We’ve always stressed the importance of establishing a foothold in Beijing and Shanghai if we are to become a market leader in the Chinese VoIP space,” said Kunwu.  “These two high-profile cities represent a significant opportunity to grow our business and bring in both top and bottom line revenue.  We’re delighted to be partnering with Beijing Runfchant as they share our fervor to take a very aggressive approach to growing our business in Beijing.”

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that these two high-profile cities represent a significant opportunity to grow our business and bring in both top and bottom line revenue; that both companies intend on making a significant investment in the infrastructure required to build up the system to service the anticipated demand for our product offerings; that Beijing Runfchant has studied our core business in Shandong Province and is very confident that they can, with our assistance, replicate our successful marketing and operations model in Beijing and the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 15, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com